UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report February 9, 2018

Commission File Number: 001-37464

Cemtrex Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

30-0399914
(IRS Employer Identification No.)

19 Engineers Lane, Farmingdale, New York 11735
(Address of principal executive offices)

(631) 756-9116
(Registrant’s Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 9, 2018, Shamik Shah resigned his role as a Board Member to pursue other business interests.

Cemtrex, Inc. (the “Company”) has appointed a new independent director, Metodi Filipov, effective February 9, 2018. Mr. Filipov will serve the remainder of Shamik Shah’s term on the Board of Directors (the “Board”) and stand for election for a one-year term at the Annual Shareholder’s Meeting.

Mr. Filipov is an entrepreneur and technology executive with over 25 years of experience creating, operating and driving growth for technology companies. He has a proven track record of identifying business opportunities and building compelling products. Metodi was formerly VP of Operations at Cemtrex from 2008 to 2010. After Cemtrex, Mr. Filipov served as Managing Director of Bianor, a mobile consulting company providing solutions for enterprise clients.

There, he led the development and implementation of innovative mobile products in industries including aviation, pharmaceutical and entertainment. Metodi co-founded Flipps Media, an OTT video distribution platform positioned to be an alternative to traditional cable pay-per-view systems. Before Bianor, he served as product lead for Raritan, a data center technology organization, where he was an integral part of the transition team that led the company to becoming a global IT service management solutions provider.

Prior to joining Raritan, Mr. Filipov served as VP of Operations at ISS, a security products company. There, he successfully managed product development and contract manufacturing across continents. Mr. Filipov has extensive experience delivering superior solutions with a focus on optimized efficiency and productivity.

The Board has determined that Metodi Filipov satisfies the definition of “independent director” and the requirements for service on the Board’s Audit Committee under the NASDAQ listing standards.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title
99.1	Press Release dated February 9, 2018

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cemtrex Inc.

Date: February 9, 2018	By:	/s/ Saagar Govil
	Name:	Saagar Govil
	Title:	CEO

3